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                        INDEPENDENT CONTRACTOR AGREEMENT


         This Agreement dated January __, 2001 is made between PSB BANCORP, INC., a Pennsylvania bank holding company with primary business office located at 11 Penn Center, Suite 2601, 1835 Market Street, Philadelphia, Pennsylvania 19103 (the "Company") and Frank J. Moran, an individual residing at [INSERT] ADDRESS] (the "Independent Contractor").

                                   BACKGROUND

         A. The Company is a bank holding company engaged in the banking business through its wholly owned bank subsidiary, First Penn Bank .

         B. The Company desires to hire the Independent Contractor as an independent contractor to act as General Counsel for the Company.

         C. The Independent Contractor desires to perform such services for the Company as an independent contractor pursuant to the terms and conditions set forth herein.

                                    AGREEMENT

                  NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein and for good and valuable consideration the receipt and sufficiency of which hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

         1. WORK TO BE PERFORMED. The Company and the Independent Contractor agree that the Independent Contractor will perform the work described in Exhibit "A" in accordance with this Agreement.

         2. TERMS OF PAYMENT. The Independent Contractor shall be paid a monthly fee of $4,739.00 .
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         3. EXPENSES. The Company shall not be liable to the Independent
Contractor for any expenses paid or incurred by the Independent Contractor unless otherwise agreed to in writing.

         4. SUPPLIES/WORK HOURS. The Independent Contractor shall supply at his own expense, all transportation, materials, supplies and equipment required to accomplish the work agreed to be performed in accordance with this Agreement. In addition, the Independent Contractor shall set his own work hours and shall not be required to maintain a pre-determined work schedule but shall be under the supervision of the President of the Company.

         5. PAYROLL TAXES. Payroll taxes including federal, state and local taxes shall not be withheld or paid by the Company on behalf of the Independent Contractor or for the employees of the Independent Contractor. The Independent Contractor shall not be treated as an employee of the Company with respect to the services performed hereunder for federal or state tax purposes. The Independent Contractor shall be responsible to pay all taxes as mandated by law.

         6. FRINGE BENEFITS. Because the Independent Contractor is not an employee of the Company's, the Independent Contractor shall not be eligible for, and shall not participate in, any employee benefits of the Company including pension, health or other fringe benefits.

         7. WORKER'S COMPENSATION. The Company shall not obtain worker's compensation insurance on behalf of the Independent Contractor or the employees of the Independent Contractor. The Independent Contractor shall comply with the worker's compensation law concerning its business and its employees.

         8. TERM OF AGREEMENT. This Agreement shall commence on the date of this Agreement for an initial term of three (3) years unless terminated in accordance with the provisions set forth in either Paragraph 9 or 10 herein below.

         9. TERMINATION WITHOUT CAUSE. Either party may terminate this Agreement by giving written notice to the other party at least 60 days prior to the end of the then current term. Such termination may be made with or without cause. During the 60 day period after such notice
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is sent, the parties shall continue to perform the covenants set forth herein and shall act toward each other in good faith. If the Company terminates the Agreement under Paragraph 9 hereof, then Independent Contractor shall be entitled to the aggregate of the unpaid monthly fees for the remaining term of the Agreement.

         10. TERMINATION WITH CAUSE. Either party may terminate this Agreement with reasonable cause effective immediately upon the giving of written notice of termination for cause. The grounds for reasonable cause shall include a material violation of this Agreement or the performance of any act exposing the other party to liability for personal injury or property damage. Company may terminate this Agreement immediately upon written notice if Independent Contractor acts in a manner which is reasonably likely to damage the Company's reputation, business or relationship with its suppliers or customers.

         11. INDEMNITY; INSURANCE. The Independent Contractor shall indemnify and hold harmless the Company for all acts or decisions made by the Independent Contractor while performing services for the Company. The Independent Contractor represents and warrants to the Company that she/he carries appropriate insurance coverages (including, without limitation, general liability insurance in the amount of not less than $100,000 per occurrence) for the services to be performed and covenants to carry such policies during the term hereof.

         12. CONFIDENTIALITY/RESTRICTIVE COVENANT. The Independent Contractor acknowledges and agrees that the Company's confidential information, including the identity of, and access to, its customers and clients, is a special and unique asset of the Company. In recognition of this fact, the Independent Contractor agrees that during the term hereof and at any time thereafter the Independent Contractor will not disclose to any third party any of the Company's confidential information, including the identity of, or any information relating to, any of the Company's customers or clients. In addition, during the term hereof and for a period of twelve (12) months thereafter, the Independent Contractor agrees that he will not, directly or indirectly, induce any customer or client of the Company to terminate its relationship with the Company.

         13. EQUITABLE RELIEF. The Independent Contractor acknowledges that the restrictions
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contained in Paragraph 12, in view of the nature of the business in which the
Company is engaged, are reasonable and necessary in order to protect the legitimate interests of the Company, and that any violation the restrictions would result in irreparable injury to the Company, and the Independent Contractor therefore acknowledges that, in the event of the Independent Contractor's violation of any of these restrictions, the Company shall be entitled to obtain from any court of competent jurisdiction preliminary and permanent injunctive relief as well as damages and an equitable accounting of all earnings, profits and other benefits arising from such violation, which rights shall be cumulative and in addition to any other rights or remedies to which the Company may be entitled.

         14. NON-WAIVER. The failure of either party to this Agreement to exercise any of its rights under this Agreement at any time shall not constitute a breach thereof and shall not be deemed to be a waiver of such rights or a waiver of any subsequent breach.

         15. NO AUTHORITY TO BIND CLIENT. The Independent Contractor shall have no authority to enter into contracts or agreements on behalf of the Company. This Agreement shall not create a partnership or joint venture between the parties.

         16. REPRESENTATION OF INDEPENDENT CONTRACTOR. The Independent Contractor represents and warrants to the Company that it has complied with all federal, state and local laws regarding business permits and licenses, if any, that may be required to carry out the work to be performed under this Agreement.

         17. NOTICES. Any notice given in connection with this Agreement shall be given in writing and delivered either by hand to the party or by certified mail, return receipt requested, or by fax to the party at that party's address stated herein. Any party may change its address stated herein by giving notice of the change in accordance with this Paragraph.

         18. ASSIGNMENT OF CONTRACT. The Independent Contractor shall not assign this Agreement in whole or in part. Any such attempt to assign this Agreement shall be null and void.
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         19. CHOICE OF LAW. Any dispute under this Agreement or related to this
Agreement shall be decided in accordance with the laws of the Commonwealth of Pennsylvania.

         20. DISPUTE RESOLUTION. Except as permitted in accordance with Paragraph 13 of this Agreement, the Independent Contractor and the Company agree that any dispute or conflict arising out of or relating to this Agreement shall first be submitted for good faith nonbinding mediation. The mediator shall be selected by agreement of the parties. If complete agreement cannot be reached within 120 days of submission, any remaining disputes shall be submitted for binding arbitration, unless the parties mutually agree otherwise. All proceedings conducted hereunder shall be governed by the rules and standards set forth by the American Arbitration Association, unless the parties mutually agree otherwise, and shall be conducted in Delaware County, Pennsylvania. The expense of all proceedings (other than for legal representation) conducted hereunder shall be borne equally by the parties. The award rendered by the arbitrator or arbitrators shall be final, and judgment may be entered upon it in accordance with applicable law in any court having jurisdiction thereof.

         21. ENTIRE AGREEMENT. This is the entire Agreement between the parties and cannot be changed or modified orally. This Agreement may be supplemented, amended or revised only by a writing which is signed by each of the parties. All exhibits referenced herein are made a part of this Agreement.

         22. SEVERABILITY. If any part of this Agreement shall be held to be unenforceable, the remainder of this Agreement shall remain in full force and effect.
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                  IN WITNESS WHEREOF, the parties hereto have executed this
Agreement as of the date first above written.

                                          COMPANY:

                                          PSB BANCORP, INC.

                                          By
                                            --------------------------------


                                          INDEPENDENT CONTRACTOR:


                                          ----------------------------------
                                                   Frank J. Moran
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                                    EXHIBIT A

                                   EXHIBIT "A"
                         LIST OF GENERAL COUNSEL DUTIES

The following is a general statement of duties and they are as follows:

         1. Attendance at all meetings of the Board of Directors of PSB Bancorp, Inc. and such other Committees that PSB Bancorp, Inc. may request general counsel to attend;

         2. Legal review of all contractual documents including but not limited to leases, vendor contracts, service contracts, sales agreements, loan participation agreements and other contracts of a general nature;

         3. Provide legal advice as requested by the Officers and Directors of PSB Bancorp, Inc. on a continuing basis concerning routine general operations of the Company;

         4. Maintain basic representation in all bankruptcy matters including the following: Opening a bankruptcy file and maintaining communications with the Court and the debtor's attorney; filing claim petitions with the Court; reviewing all Orders of the Court as well as any and all Petitions and Motions filed by the Debtor; maintaining general communications necessary with the Creditors attorneys; referring where appropriate specific bankruptcy matters to specialized bankruptcy counsel;

         5. Review of all banking related compliance materials sent to PSB Bancorp, Inc. and, where appropriate, sending necessary correspondence to the appropriate officials concerning the impact of such regulatory directives, etc. also included within
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these duties are reviews of any and all federal regulations issued by federal regulatory agencies.

         6. Providing legal advice with regard to estate law, commercial law, banking law and regulations, forwarded to General Counsel from various departments of PSB Bancorp, Inc. and/or its subsidiaries;

         7. Representation of PSB Bancorp, Inc. and/or its subsidiaries in minor contractual legal matters in the Court of Common Pleas, Philadelphia, Delaware, Chester, Montgomery and Bucks counties and also at the District Court level;

         8. Coordinate insurance claims made against PSB Bancorp, Inc. and/or its subsidiaries acting as a conduit between PSB Bancorp, Inc. and/or its subsidiaries and its employees and the applicable insurance company;

         9. Maintaining files for the collection of Federal regulatory agency, newsletters, comments, regulatory changes, opinions and where appropriate sending legal analysis of these documents to bank personnel;

         10. Where necessary, consulting with the Board concerning retaining services of outside counsel for representation in matters requiring specialized knowledge of an attorney;

         11. Maintaining an open line for inquiries from the tellers and all employees having basic questions concerning Powers of Attorney, etc.;

         12. Providing all members of PSB Bancorp, Inc. and/or its subsidiaries with a means to access to an attorney for the purposes of answering basic legal questions;

         13. Providing informational memorandum on present and proposed regulatory matters concerning PSB Bancorp, Inc. and/or its subsidiaries;
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         14. Providing informational memorandum and analysis of developments in the law having particular relevance to banking institutions.